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Exhibit 10.1

THE HAVANA GROUP, INC.
SURGE GLOBAL ENERGY

October 12, 2004


This is a letter agreement between:

         The Havana Group, Inc of Delaware, USA
         And
         Dynamo Energy Corporation of Calgary, Alberta

WHEREAS;

Dynamo Energy Corporation will provide the Havana Group with opportunities to acquire various Oil and Gas Companies and Oil and Gas Projects. The Parties agree to cooperate and pursue this business opportunity.

Dynamo Energy Corporation has identified Oil in Place of Ten Billion Barrels of Heavy Oil and Gas Leases to be purchased and developed in Alberta Canada.

Dynamo will offer The Havana Group right of first refusal to participate in up to 100% of the above mentioned project as well as any additional projects for a period of five years from the date of this agreement.

The Havana Group, Inc. agrees to the following:

Dynamo Energy Corporation will reserve unto itself:

1. A 2 1/2 % finder's fee on the total value of all acquisitions, to be paid in stock or cash immediately upon closing of any transaction.
2. A 5% GORR (Gross OverRiding Royalty) on all the Petroleum and Natural Gas rights acquired in all transactions and all lands at the time of the acquisition and subsequently acquired by the company for the development of these projects.

This agreement will be formalized by Dynamo's legal representative in correspondence with Havana Group's corporate council. The final agreement may be subject to the approval of the Havana Group's Board of Directors.


Agreed to and accepted by:

Havana Group, Inc.                                   Dynamo Energy Corporation


/s/ Frederick C. Berndt                              /s/ Gary W. Vandergrift
------------------------------------                 --------------------------
Frederick C. Berndt                                  Gary W. Vandergrift